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                                   EXHIBIT 16.1


April 5, 1999

Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as independent certified public accountants for Ditech Corporation ("Ditech") for the fiscal years ended April 30, 1996 and 1997. Our engagement as independent certified public accountants ceased in April 1998.

We have read the five sentences in the paragraph under the caption "Change in Accountants" of Ditech's Amendment Number 1 to its Registration Statement on Form S-1, to be filed with the Securities and Exchange Commission on or about April 6, 1999 and have the following comments:

1.   We agree with the statements made in the second sentence.

2. We have no basis of agreeing or disagreeing with the statements made in the first and fifth sentences.

3.   With respect to the third and fourth sentences, under date of August
     15, 1997, we previously issued an unqualified opinion on the financial statements of Ditech as of and for the fiscal years ended April 30, 1996 and 1997. On March 26, 1999, we obtained a copy of Ditech's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on March 25, 1999. Such Registration Statement included 1996 and 1997 financial statements of Ditech which had been restated from Ditech's previously issued 1996 and 1997 financial statements on which we previously reported. We were informed by the management of Ditech that such restatement was due to the recording of additional provisions for bad debts in years prior to 1998 for a consolidated subsidiary that was disposed of in March 1997. As a result of Ditech's restatement of its previously issued financial statements, on April 2, 1999, we withdrew our aforementioned report dated August 15, 1997.

Yours truly,

/s/ Deloitte & Touche LLP